Exhibit (c) 1

GPU, Inc. News Release
July 17, 1998

GPU, AmerGen Energy Reach Agreement in Principle On The Sale Of TMI Unit 1

First Of Its Kind Sale Would Be a "Natural Fit" For Business Strategies of The Three Companies

MORRISTOWN, NJ--July 17, 1998-- In a first of its kind move that advances three companies' strategies under energy deregulation, GPU, Inc. (GPU) announced today it has reached agreement in principle for GPU to sell its Three Mile Island
(TMI) Unit 1 Nuclear Generating Facility near Harrisburg, PA, to AmerGen Energy Company, owned jointly by PECO Energy Company and British Energy.

While there are several significant steps still to be taken before the sale can be completed, including 90 days of on-site due diligence and a series of regulatory approvals, the transaction would mark the first ever sale of a nuclear power plant in the United States.

AmerGen was formed last year as a joint venture by PECO Energy, of Philadelphia, Pa., and British Energy, of Edinburgh, UK, to purchase and operate nuclear plants in the US. Both have a strong commitment to the future of nuclear power and share similar operational cultures involving people, processes, safety and reliability.

The agreement sets the initial sale price at $100 million -- $23 million for the reactor and $77 million, payable over five years, for the plant's nuclear fuel. The ultimate sale price also will be determined by possible additional payments depending on the actual energy market clearing prices through 2010.

Under the agreement, AmerGen will not purchase TMI Unit 2 or GPU's Oyster Creek Generating Facility. GPU said it is considering continuing operation or an early retirement of Oyster Creek. GPU will continue to own TMI Unit 2.

"Concluding this agreement will be a significant strategic move for everyone involved," said Fred D. Hafer, chairman, president and CEO of GPU.

"This agreement helps us continue to implement our strategy of growing our infrastructure business and exiting the merchant generation business. In doing that, we are getting a fair price for TMI Unit 1 and defining our customers' liability for decommissioning," said Hafer. "It also is good for our nuclear employees to become part of an organization that is going to become a major nuclear operating company."


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Officials of PECO Energy and British Energy  described the prospective  purchase as a "natural fit" for the two companies' AmerGen Energy joint venture. They cited the good operating and safety record of TMI Unit 1, the nuclear management record of PECO Energy and British Energy, and GPU's desire to divest its nuclear generation assets.

"This should be an excellent business deal for everyone  involved," said Michael
J. Egan, senior vice president and chief financial officer of PECO Energy and chairman of AmerGen. "AmerGen's mission is to become a premier operator of nuclear power plants in the U.S.; Unit 1 has proven to be an excellent nuclear unit, and GPU wants to divest it at a fair price. This is the kind of 'win-win' acquisition that was envisioned when AmerGen was formed."

AmerGen President Robin Jeffrey, the British Energy Executive Director North America, said "we've made real progress over the last year in developing business opportunities and are now ready to undertake due diligence on what we hope will be the first of a tranche of AmerGen nuclear plants.

"I am confident," Jeffrey said, "that AmerGen can play a significant role in the developing, competitive US marketplace. But we won't rush into anything...that's what due diligence is all about. We must ensure that we get a well thought out deal for our shareholders."

AmerGen officials pointed out that the potential acquisition also fits geographically, since TMI Unit 1 is not far from PECO Energy's Peach Bottom and Limerick nuclear plants, or from AmerGen headquarters near Philadelphia, thus facilitating the management of the unit.

They added, however, that before the deal for TMI Unit 1 can be completed, extensive, on-site due diligence must be conducted, final agreements negotiated, and all necessary regulatory approvals received. The regulatory approval process could take 12 to 24 months.

With the signing of a letter of intent, AmerGen has begun a 90-day period of due diligence involving an in-depth review of all aspects of TMI Unit 1. Agencies which must approve the sale are the Nuclear Regulatory Commission, Federal Energy Regulatory Commission, Securities and Exchange Commission, Pennsylvania Public Utility Commission and New Jersey Board of Public Utilities.

Under the agreement, employees working at TMI Unit 1 would become AmerGen Energy employees. AmerGen will accept the current collective bargaining agreement covering TMI Unit 1 union employees. AmerGen will have the option of offering positions to GPU Nuclear headquarters staff as well.


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AmerGen will assume full  responsibility for the  decommissioning of TMI Unit 1, which will be prefunded by GPU at the time of financial closing.

The letter of intent includes a power purchase agreement in which GPU Energy, GPU, Inc.'s regulated energy delivery subsidiary, will purchase the energy and capacity from TMI Unit 1 from January 1, 2000 through December 31, 2001, assuming the deal closes on December 31, 1999.

British Energy is the UK's largest electricity Generator, with 21% market share. It owns and operates eight modern nuclear plants with a total capacity of 9,600 MW. Headquartered in Edinburgh, Scotland, it has a market capitalization of 4bn pounds, and 5,400 employees.

British Energy was sold into private ownership by the UK Government in 1996, and its shares were the top performers in the UK FTSE 100 Share Index in 1997/98 - a year during which its profits trebled. The company is seeking to invest in UK and international energy businesses.

PECO Energy Company, based in Philadelphia, PA, is a combination electric and natural gas distribution utility, one of the nation's largest power generators and one of the leading wholesale power marketers in the United States. PECO Energy delivers retail utility service to 1.5 million electric and more than 405,000 natural gas customers in southeastern Pennsylvania.

PECO Energy operates two nuclear power plants with four units. It operates another nuclear plant under a management contract, and is a co-owner of two more units operated by another company. It also owns and operates coal, natural gas, oil, landfill gas, and hydro power plants. PECO Energy's Power Team operates a 24-hour energy trading floor with transactions in 47 states and Canada.

PECO Energy and its  subsidiaries  also  provide  energy  commodity  and related services, power plant operations and infrastructure management, telecommunications, and retail energy marketing to customers nationally. The Company has $4.6 billion in annual revenues, $12 billion in total assets, and 7,000 employees.

GPU, Inc., an electric utility holding company, recorded operating revenues of $4.1 billion in 1997. GPU Energy is the trade name for the three operating utility subsidiaries of GPU Metropolitan Edison and Pennsylvania Electric, in addition to JCP&L - which provide customer service, transmission and distribution services to nearly 2 million customers in Pennsylvania and New Jersey.

The  GPU  International   Group  has  ownership  and  interests  in  electricity
distribution and supply business in England and Australia and generating facilities in six foreign countries.


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The generation  operations of GPU are conducted by GPU Generation,  Inc. and GPU
Nuclear.  Corporate functions are performed by GPU Service.



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Contact:

     GPU - Jeff Dennard, 973-455-8333
     PECO Energy - Bill Jones, 215-841-4129
     British Energy - Doug McRoberts, 011-44-131-527-2020